Exhibit 99.1

INDEX TO FINANCIAL STATEMENTS

OF

CEQUENT PHARMACEUTICALS, INC.

(A Development Stage Company)

Years ended December 31, 2009 and 2008 and the Period from

November 10, 2003 (Inception) through December 31, 2009

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors

Cequent Pharmaceuticals, Inc.

Cambridge, Massachusetts

We have audited the accompanying balance sheets of Cequent Pharmaceuticals, Inc. (a development stage company) as of December 31, 2009 and 2008, and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended and for the period from November 10, 2003 (inception) to December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cequent Pharmaceuticals, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended and for the period from November 10, 2003 (inception) to December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

April 12, 2010

CEQUENT PHARMACEUTICALS, INC.

(A Development Stage Company)

BALANCE SHEETS

ASSETS

	December 31,
	2009	2008
Current assets:
Cash and cash equivalents	$3,213,748	$5,580,661
Prepaid expenses	37,211	92,889

Total current assets	3,250,959	5,673,550

Property and equipment, net	417,224	573,967
Other assets	45,133	80,859

Total assets	$3,713,316	$6,328,376

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$131,009	$119,285
Accrued expenses	331,938	371,871
Capital lease—current portion	13,656	14,057
Deferred revenue—current portion	576,087	576,087

Total current liabilities	1,052,690	1,081,300

Capital lease, net of current portion	17,769	30,984
Deferred revenue, net of current portion	836,956	1,413,043

Total liabilities	1,907,415	2,525,327

Commitments

Stockholders’ equity:
Series A redeemable, convertible preferred stock, $0.001 par value; authorized 14,850,000 shares, issued and outstanding none and 14,850,000 shares, at December 31, 2009 and 2008, respectively	—	15,430,682
Series A-1 redeemable, convertible preferred stock, $0.001 par value; authorized 27,584,420 shares and none, issued and outstanding 15,176,263 shares and none, at December 31, 2009 and 2008, respectively (preference in liquidation of $16,970,068 at December 31, 2009)	16,966,615	—
Common stock , $0.001 par value; authorized 130,000,000 shares and 22,550,000 shares, issued and outstanding 5,820,127 and 2,820,127 at December 31, 2009 and 2008, respectively	5,820	2,820
Additional paid-in capital	1,719,445	—
Deficit accumulated during the development stage	(16,885,979)	(11,630,453)

Total stockholders’ equity	1,805,901	3,803,049

Total liabilities and stockholders’ equity	$3,713,316	$6,328,376

See accompanying notes to the financial statements.

CEQUENT PHARMACEUTICALS, INC.

(A Development Stage Company)

STATEMENTS OF OPERATIONS

	Years Ended December 31,		Period from November 10, 2003 (Inception) through December 31, 2009
	2009	2008
Revenue	$581,087	$390,872	$1,096,957

Operating expenses:
Research and development	3,498,223	4,293,766	11,272,709
General and administrative	2,314,262	2,118,403	6,469,902

Total operating expenses	5,812,485	6,412,169	17,742,611

Operating loss	(5,231,398)	(6,021,297)	(16,645,654)

Other income (expense):
Other income (expense)	(2,313)	—	10,287
Interest income	11,753	149,840	445,884
Interest expense	(33,568)	(3,910)	(71,731)

Other income (expense), net	(24,128)	145,930	384,440

Net loss	$(5,255,526)	$(5,875,367)	$(16,261,214)

See accompanying notes to the financial statements.

CEQUENT PHARMACEUTICALS, INC.

(A Development Stage Company)

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended December 31, 2009 and 2008 and the Period from November 10, 2003 (Inception) through December 31, 2009

	Series A and A-1 Preferred Stock		Common Stock		Treasury Stock		Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total Stockholders’ Equity

	Shares	Amount	Shares	Amount	Shares	Amount
Issuance of common stock for cash	—	$—	918,253	$918	—	$—	$1,332	$—	$2,250
Net loss	—	—	—	—	—	—	—	(1,579)	(1,579)

Balance as of December 31, 2004	—	—	918,253	918	—	—	1,332	(1,579)	671
Issuance of common stock for cash	—	—	103,048	103	—	—	4,386	—	4,489
Net loss	—	—	—	—	—	—	—	(247,665)	(247,665)

Balance as of December 31, 2005	—	—	1,021,301	1,021	—	—	5,718	(249,244)	(242,505)
Issuance of Series A preferred stock, net of issuance costs of $83,038	6,000,000	5,916,962	—	—	—	—	—	—	5,916,962
Issuance of common stock for cash	—	—	1,368,910	1,369	—	—	3,318	—	4,687
Issuance of common stock in conjunction with license agreement	—	—	437,059	437	—	—	52,010	—	52,447
Repurchase of common stock	—	—	—	—	(86,090)	(86)	—	—	(86)
Net loss	—	—	—	—	—	—	—	(684,205)	(684,205)

Balance as of December 31, 2006	6,000,000	5,916,962	2,827,270	2,827	(86,090)	(86)	61,046	(933,449)	5,047,300
Issuance of Series A preferred stock, net of issuance costs of $91,399	5,500,000	5,408,601	—	—	—	—	—	—	5,408,601
Accretion of Series A issuance costs	—	23,061	—	—	—	—	(23,061)	—	—
Accretion of Series A dividends	—	80,000	—	—	—	—	(61,107)	(18,893)	—
Issuance of common stock in conjunction with license agreement	—	—	78,947	79	—	—	9,395	—	9,474
Share-based compensation expense	—	—	—	—	—	—	13,727	—	13,727
Retirement of treasury stock	—	—	(86,090)	(86)	86,090	86	—	—	—
Net loss	—	—	—	—	—	—	—	(4,196,872)	(4,196,872)

Balance as of December 31, 2007	11,500,000	11,428,624	2,820,127	2,820	—	—	—	(5,149,214)	6,282,230

(continued)

See accompanying notes to financial statements.

CEQUENT PHARMACEUTICALS, INC.

(A Development Stage Company)

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (Concluded)

Years Ended December 31, 2009 and 2008 and the Period from November 10, 2003 (Inception) through December 31, 2009

	Series A and A-1 Preferred Stock		Common Stock		Treasury Stock		Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total Stockholders’ Equity

	Shares	Amount	Shares	Amount	Shares	Amount
Issuance of Series A preferred stock	3,350,000	3,350,000	—	—	—	—	—	—	3,350,000
Issuance of warrants	—	—	—	—	—	—	5,533	—	5,533
Accretion of Series A issuance costs	—	42,058	—	—	—	—	(37,667)	—	4,391
Accretion of Series A dividends	—	610,000	—	—	—	—	(4,128)	(605,872)	—
Share-based compensation expense	—	—	—	—	—	—	36,262	—	36,262
Net loss	—	—	—	—	—	—	—	(5,875,367)	(5,875,367)

Balance as of December 31, 2008	14,850,000	15,430,682	2,820,127	2,820	—	—	—	(11,630,453)	3,803,049
Accretion of Series A dividends	—	1,183,805	—	—	—	—	(1,183,805)	—	—
Series A preferred stock converted to common stock	(3,000,000)	(3,000,000)	3,000,000	3,000	—	—	2,997,000	—	—
Issuance of Series A-1 preferred stock, net of issuance costs of $89,132	3,326,263	3,237,131	—	—	—	—	—	—	3,237,131
Accretion of Series A and Series A-1 issuance costs	—	114,997	—	—	—	—	(114,997)	—	—
Share-based compensation expense	—	—	—	—	—	—	21,247	—	21,247
Net loss	—	—	—	—	—	—	—	(5,255,526)	(5,255,526)

Balance as of December 31, 2009	15,176,263	$16,966,615	5,820,127	$5,820	—	$—	$1,719,445	$(16,885,979)	$1,805,901

See accompanying notes to financial statements.

CEQUENT PHARMACEUTICALS, INC.

(A Development Stage Company)

STATEMENTS OF CASH FLOWS

	Years Ended December 31,		Period from November 10, 2003 (Inception) through December 31, 2009
	2009	2008
Cash flows from operating activities:
Net loss	$(5,255,526)	$(5,875,367)	$(16,261,214)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	202,863	166,284	448,097
Non-cash interest expense	27,469	3,910	31,379
Share-based compensation expense	21,247	36,262	71,236
Fair value of common stock issued in conjunction with license agreement	—	—	61,921
Changes in operating assets and liabilities:
Restricted cash	—	41,229	—
Prepaid expenses and other assets	63,935	37,832	(108,190)
Accounts payable	11,724	(122,685)	131,009
Accrued expenses	(39,933)	178,629	336,329
Deferred revenue	(576,087)	864,128	1,413,043

Net cash used in operating activities	(5,544,308)	(4,669,778)	(13,876,390)

Cash flows from investing activities:
Purchases of property and equipment	(46,120)	(239,773)	(820,280)

Net cash used in investing activities	(46,120)	(239,773)	(820,280)

Cash flows from financing activities:
Proceeds from issuance of preferred stock, net of issuance costs	3,237,131	3,350,000	17,912,694
Repayments of capital lease	(13,616)	—	(13,616)
Proceeds from issuance of common stock	—	—	11,426
Repurchase of common stock	—	—	(86)

Net cash provided by financing activities	3,223,515	3,350,000	17,910,418

(Decrease) increase in cash and cash equivalents	(2,366,913)	(1,559,551)	3,213,748
Cash and cash equivalents at beginning of period	5,580,661	7,140,212	—

Cash and cash equivalents at end of period	$3,213,748	$5,580,661	$3,213,748

Supplemental disclosure of cash flow information and non-cash transactions:
Cash paid for interest	$1,696	$—	$35,949

Exchange of Series A Preferred stock and dividends for Series A-1 Preferred stock and dividends	$13,643,805	$—	$13,643,805

Exchange of Series A Preferred stock for Common Stock	$3,000,000	$—	$3,000,000

Accretion of dividend and issuance costs on Series A Preferred stock	$1,298,802	$652,058	$2,053,921

Relative fair value of warrants recorded as deferred financing costs	$—	$5,533	$5,533

Property and equipment acquired under capital leases	$—	$45,041	$45,041

See accompanying notes to financial statements.

CEQUENT PHARMACEUTICALS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

Years Ended December 31, 2009 and 2008, and the Period from

November 10, 2003 (Inception) to December 31, 2009

1.	NATURE OF OPERATIONS

Business

Cequent Pharmaceuticals, Inc. (“Cequent”) was incorporated on November 10, 2003 under the laws of the State of Delaware.

Cequent is an early-stage biopharmaceutical company developing novel therapeutics to prevent and treat a wide range of human diseases based on Cequent’s proprietary technology, TransKingdom RNA interference (tkRNAiTM). The FDA recently approved Cequent’s IND (investigational new drug) application for the first trial of an orally administered RNA interference drug in humans.

Since its inception, Cequent has devoted substantially all of its efforts to business planning, research and development, recruiting management and technical staff, acquiring operating assets and raising capital. Accordingly, Cequent is considered to be in the development stage.

Cequent is subject to a number of risks similar to other companies in its industry including rapid technological change, uncertainty of market acceptance of the product, competition from larger companies with substitute products and dependence on key personnel.

2.	SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies followed by Cequent in the preparation of the accompanying consolidated financial statements follows:

Use of estimates

The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and changes in estimates may occur.

Cash and cash equivalents

Cequent considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Financial instruments

Cequent’s financial instruments, consisting of cash and cash equivalents, accounts payable and accrued liabilities are carried at cost, which approximates fair value due to the short-term nature of these instruments. The carrying value of capital lease obligations approximates its fair value due to the market terms of the arrangements.

CEQUENT PHARMACEUTICALS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

Derivative instruments

Cequent generally does not use derivative instruments to hedge exposures to cash-flow or market risks; however, certain warrants to purchase common stock that do not meet the requirements for classification as equity are classified as liabilities. In such instances, net-cash settlement is assumed for financial reporting purposes, even when the terms of the underlying contracts do not provide for a net-cash settlement. Such financial instruments are initially recorded at fair value, or relative fair value when issued with other instruments, with subsequent changes in fair value charged (credited) to operations in each reporting period. If these instruments subsequently meet the requirements for classification as equity, Cequent reclassifies the fair value to equity.

At December 31, 2009, Cequent had outstanding warrants to purchase 198,249 shares of its common stock with an exercise price of $0.07 per share. These warrants are considered to be derivative instruments since the agreements contain “down round” provisions whereby the number of shares covered by the warrants is subject to change in the event of certain dilutive stock issuances. The fair value of these derivative instruments at January 1, 2009 and December 31, 2009 was immaterial, as was the change in the fair value during that period. The fair value of these warrants was estimated using the Black-Scholes option pricing model and assumptions consistent with those disclosed in “Share-based payments” below.

The primary underlying risk exposure pertaining to the warrants is the change in fair value of the underlying common stock for each reporting period.

Property and equipment

Property and equipment are carried at cost. Depreciation and amortization expense is provided over the estimated useful lives of the assets using the straight-line method. A summary of the estimated useful lives is as follows:

Classification	Estimated Useful Life
Computer hardware and software	3 years
Office furniture and equipment	5 years
Lab equipment	5 years
Leasehold improvements	Shorter of lease term or useful life

Depreciation and amortization expense was $202,863 and $166,284 for the years ended December 31, 2009 and 2008, respectively.

Maintenance and repairs are charged to expense as incurred, while any additions or improvements are capitalized.

Research and development expenses

Costs incurred for research and development are expensed as incurred.

Income taxes

For federal and state income taxes, deferred tax assets and liabilities are recognized based upon temporary differences between the financial statement and the tax basis of assets and liabilities. Deferred income taxes are based upon prescribed rates and enacted laws applicable to periods in which differences are expected to

CEQUENT PHARMACEUTICALS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

reverse. A valuation allowance is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Accordingly, Cequent provides a valuation allowance, if necessary, to reduce deferred tax assets to amounts that are realizable.

Tax positions taken or expected to be taken in the course of preparing Cequent’s tax returns are required to be evaluated to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet a more-likely-than-not threshold would be recorded as a tax expense in the current year. There were no uncertain tax positions that require accrual or disclosure to the financial statements as of December 31, 2009.

Concentrations of credit risk

Cequent has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements. Cequent may from time to time have cash in banks in excess of FDIC insurance limits.

Impairment of long-lived assets

Cequent continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. An impairment loss is recognized when expected cash flows are less than an asset’s carrying value. Accordingly, when indicators of impairment are present, Cequent evaluates the carrying value of such assets in relation to the operating performance and future undiscounted cash flows of the underlying assets. Cequent’s policy is to record an impairment loss when it is determined that the carrying amount of the asset may not be recoverable. No impairment charges were recorded in the years ended December 31, 2009 and 2008.

Revenue recognition

Through December 31, 2009, Cequent’s revenue primarily relates to a single option agreement (see Note 10). Revenue is recognized when persuasive evidence of an arrangement exists, the price is fixed or determinable, delivery has occurred and collectibility is reasonably assured. Non-refundable, upfront payments received in connection with license option agreements are recognized over the option term on a straight-line basis.

Share-based payments

Cequent recognizes compensation costs resulting from the issuance of stock-based awards to employees, non-employees and directors as an expense in the statement of operations over the service period based on a measurement of fair value for each stock-based award.

The fair value of each option grant was estimated as of the date of grant using the Black-Scholes option-pricing model. The fair value is amortized as compensation cost on a straight-line basis over the requisite service period of the awards, which is generally the vesting period. Due to its limited operating history and limited number of sales of its common stock, Cequent estimated its volatility in consideration of a number of factors including the volatility of comparable public companies.

CEQUENT PHARMACEUTICALS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

The following assumptions were used to estimate the fair value of stock options granted using the Black-Scholes option pricing model:

	2009	2008
Risk-free interest rate	1.87 – 2.57%	1.52 – 3.3%
Expected life	5 years	5 years
Volatility	69%	46%
Dividend rate	0%	0%

Recent accounting pronouncements

In June 2008, the Financial Accounting Standards Board (“FASB”) ratified an accounting pronouncement that provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. This accounting pronouncement is effective for fiscal years beginning after December 15, 2008. The consensus must be applied to outstanding instruments as of the beginning of the fiscal year in which the consensus is adopted and should be treated as a cumulative-effect adjustment to the opening balance of retained earnings. Early adoption is not permitted. On January 1, 2009, Cequent adopted this pronouncement and it did not have a material impact on Cequent’s financial statements or related disclosures.

In October 2009, the FASB issued two related accounting pronouncements, ASU 2009-13 and ASU 2009-14, relating to revenue recognition. One pronouncement provides guidance on allocating the consideration in a multiple-deliverable revenue arrangement and requires additional disclosure, while the other pronouncement provides guidance specific to revenue arrangements that include software elements.

For multiple-deliverable arrangements, the pronouncement eliminates the requirement that there be objective and reliable evidence of fair value of the undelivered item in order for the delivered item to be considered a separate unit of accounting. Now, the delivered item shall be considered a separate unit of accounting if the delivered item has value to the customer on a standalone basis and, if the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item or items is considered probable and substantially in the control of the vendor. Arrangement consideration shall be allocated at the inception of the arrangement to all deliverables on the basis of their relative selling price. When applying the relative selling price method, the selling price of each deliverable shall be determined using vendor-specific objective evidence, if it exists; third party evidence of selling price; or if neither of those exist, the vendor shall use its best estimate of the selling price for that deliverable.

The pronouncement specific to certain revenue arrangements that include software elements amends the scope of arrangements that are accounted for under software revenue recognition rules and provides guidance for allocating the arrangement consideration. The pronouncement clarifies that the following arrangements are outside the scope of accounting under software revenue recognition rules and must follow the general revenue recognition rules for multiple-deliverable arrangements: 1) non-software components of tangible products, 2) software components of tangible products that are sold, licensed or leased with tangible products when the software components and non-software components of the tangible product function together to deliver the tangible product’s essential functionality, and 3) undelivered elements that relate to software that is essential to the tangible product’s functionality in 2 above. If an arrangement contains software and non-software deliverables, consideration must be allocated to the non-software deliverables individually and to the software deliverables as a group based on the relative selling price method.

CEQUENT PHARMACEUTICALS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

Both of these pronouncements are effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and both must be adopted together. Early adoption is permitted. If a company elects early adoption and the period of adoption is not the beginning of the company’s fiscal year, the company is required to apply the guidance in these pronouncements retrospectively from the beginning of the company’s fiscal year. A company may also elect to adopt the guidance in these pronouncements retrospectively to prior periods. Cequent does not expect the adoption of these pronouncements to have a material impact on its financial statements.

In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820), Improving Disclosures about Fair Value Measurements. This Update requires new disclosures and clarifies existing disclosures regarding recurring and nonrecurring fair value measurements to provide increased transparency to users of the financial statements. The new disclosures and clarification of existing disclosures are effective for interim and annual periods beginning after December 15, 2009, except for the disclosures pertaining to the roll forward of activity for Level 3 fair value measurements, which are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Cequent does not expect the adoption of this Update to have a material impact on its financial statements.

3.	OTHER ASSETS

Included in other assets are the following:

	2009	2008
Deposit on leased office space	$45,133	$45,133
Deferred financing costs	—	31,379
Other assets	—	8,257

	45,133	84,769
Less accumulated amortization on deferred financing costs	—	(3,910)

	$45,133	$80,859

Amortization of deferred financing costs of $27,469 and $3,910 is included in interest expense in the years ended December 31, 2009 and 2008, respectively.

4.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	2009	2008
Computer software and hardware	$143,158	$160,830
Office furniture and equipment	101,642	101,642
Lab equipment	523,127	480,375
Leasehold improvements	76,354	76,354

	844,281	819,201
Less accumulated depreciation and amortization	(427,057)	(245,234)

	$417,224	$573,967

CEQUENT PHARMACEUTICALS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

5.	ACCRUED EXPENSES

Accrued expenses consisted of the following:

	2009	2008
Accrued bonus	$195,800	$277,640
Accrued expenses	40,042	55,748
Accrued severance	46,375	—
Accrued legal	35,000	16,560
Accrued vacation	9,788	21,923
Accrued other	4,933	—

	$331,938	$371,871

6.	LOAN AND SECURITY AGREEMENT

On July 7, 2008, Cequent entered into a Loan and Security Agreement (“Agreement”) for a $3,500,000 Growth Capital Facility (“Growth Capital Line”) with Silicon Valley Bank and Gold Hill Venture Lending 03, L.P (“Lenders”). The Agreement gave Cequent the right to draw advances through September 30, 2009 in an aggregate amount not to exceed the Growth Capital Line. Each advance must be repaid within thirty-six months commencing on the applicable amortization date through consecutive equal monthly payments of principal and interest. The principal amount of each advance accrues interest at a fixed per annum rate equal to 10%, payable monthly. The Agreement was secured by substantially all of Cequent’s assets with the exception of its intellectual property. For the years ended December 31, 2009 and 2008 there were no advances made under this Agreement and the Agreement expired on September 30, 2009.

In connection with the Agreement, Cequent issued to the Lenders, after the effect of certain anti-dilution rights, warrants to purchase 198,249 shares of common stock at an exercise price of $0.07 per share. The warrants have a ten year term and expire in 2018. The fair value was determined at issuance to be $5,533 which was recorded as a deferred financing cost and additional paid-in-capital. The fair value of the warrant was determined using the Black-Scholes option pricing model and assumptions consistent with those described in Note 2.

7.	CAPITAL LEASE

In December 2009, Cequent leased certain equipment under a capital lease agreement that is included in property and equipment and accumulated depreciation on the balance sheet at December 31, 2009:

Leased equipment	$45,041
Less accumulated depreciation	(9,759)

$35,282

CEQUENT PHARMACEUTICALS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

The term of the lease calls for monthly payments in the amount of $1,380 until December 2011. The minimum lease payments under the capital lease at December 31, 2009 are as follows:

Year Ending December 31,
2010	$16,555
2011	16,555

Total	33,110
Less: amount representing interest	(1,685)

$31,425

8.	INCOME TAXES

For the years ended December 31, 2009 and 2008, Cequent expensed $456 and $542, respectively, related to the Massachusetts excise tax, which is included in general and administrative expenses. At December 31, 2009 and 2008, Cequent had accrued amounts related to the Massachusetts excise tax of $4,933 and none, respectively.

Deferred taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The only significant component of Cequent’s deferred tax asset relates to its net operating loss carryforward.

Cequent has provided a valuation allowance against the deferred tax assets, since it has a history of losses. Cequent currently believes that it is more likely than not that the deferred tax assets relating to the loss carryforwards and other temporary differences will not be realized in the future. In the year ended December 31, 2009, the valuation allowance increase approximately $1,907,000.

Operating loss carryforward

Through December 31, 2009, Cequent had U.S. federal and state net operating loss carryforwards of approximately $14,871,000 that can be carried forward and offset against taxable income. Federal net operating losses can be carried forward for 20 years and begin to expire in 2024 while Massachusetts net operating losses can be carried forward for five years and began to expire in 2009. Utilization of net operating losses may be subject to substantial annual limitations due to the “change in ownership” provisions of the Internal Revenue Code, and similar state provisions. The annual limitations may result in the expiration of net operating losses before utilization.

9.	STOCKHOLDERS’ EQUITY

Series A and A-1 Redeemable, Convertible Preferred Stock

In October 2006, Cequent entered into a Securities Purchase Agreement (the “Agreement”) authorizing the issuance of up to 8,000,000 shares of Series A Redeemable, Convertible Preferred Stock (“Series A Preferred Stock”). In June and December 2007 and August 2008, Cequent authorized additional closings of Series A Preferred Stock increasing the number of authorized shares of Series A Preferred to 14,850,000 shares as of December 31, 2008.

CEQUENT PHARMACEUTICALS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

In October 2009, Cequent entered into a Series A-1 Convertible Preferred Stock Purchase Agreement (the “Series A-1 Agreement) authorizing the conversion of up to 14,850,000 of original Series A Preferred Stock to Series A-1 Preferred Stock. In addition, the Series A-1 Agreement also authorized the issuance of up to an additional 12,734,420 of Series A-1 shares for a total of 27,584,420 authorized shares of Series A-1 Preferred Stock.

Under the Series A-1 Agreement, 11,850,000 shares of Series A Preferred Stock converted to an equal number of shares of Series A-1 Preferred Stock and 3,000,000 shares of Series A Preferred Stock converted into an equal number of shares of common stock. In addition, Cequent sold 3,326,263 shares of Series A-1 Preferred Stock for cash proceeds of $3,237,131, net of issuance costs of $89,132.

Significant terms of the Series A-1 Preferred Stock are as follows:

Conversion

Each share of Series A-1 Preferred Stock is initially convertible into four shares of common stock, subject to adjustments as applicable from time to time, at the option of the holder, at any time after the day of issuance of such share or automatically upon the earlier of (i) a qualified initial public offering (“IPO”) in which shares are sold at not less than $4.00 per share and gross proceeds to Cequent are not less than $35 million; or (ii) when the holders of at least a majority of the then outstanding Series A-1 Preferred Stock so agree.

Liquidation preference

Upon any liquidation, dissolution, or winding up of Cequent, either voluntary or involuntary, the holders of Series A-1 Preferred Stock shall be entitled to receive, prior and in preference to holders of Series A Preferred Stock or common stock, an amount per share equal to (i) the Series A-1 Original Issues Price ($1.00, subject to adjustment) per share of Series A-1 Preferred Stock; plus (ii) an amount equal to all accrued but unpaid dividends and all declared but unpaid dividends.

After the payment of all preferential amounts required to be paid to the holders of Series A-1 Preferred Stock, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to holders of common stock, an amount per share equal to (i) the Series A Original Issues Price ($1.00, subject to adjustment) per share of Series A-1 Preferred Stock; plus (ii) an amount equal to all accrued but unpaid dividends and all declared but unpaid dividends.

After the payment of all preferential amounts required to be paid to the holders of Series A and A-1 Preferred Stock, the remaining assets of Cequent available for distribution to its stockholders shall be distributed among the holders of shares of Series A and A-1 Preferred Stock, common stock and any other class or series of stock entitled to participate in liquidation distributions with the holders of common stock, pro rata based on the number of shares of common stock held by each (assuming conversion into common stock of all such shares); provided, however, that the holders of Series A and A-1 Preferred Stock are not entitled to receive an amount in excess of four times the Original Issue Price.

Dividends

The holders of Series A-1 Preferred Stock shall be entitled to receive dividends, out of any assets legally available if and when declared by the Board of Directors, at the rate of eight percent (8%) of the Series A-1 Original Issue Price per annum on each outstanding share of Series A-1 Preferred Stock. Such dividends shall begin accruing on the first anniversary of the original Series A-1 Preferred Stock

CEQUENT PHARMACEUTICALS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

issuance date, and shall be on a cumulative basis, compounding annually. Dividends are payable when declared by the Board of Directors, upon a liquidation event and upon conversion. Dividends with respect to the Series A Preferred Stock exchanged for Series A-1 Preferred Stock that were accrued but unpaid at the time of such exchange shall be deemed to have accrued to the Series A-1 Preferred Stock for which such Series A Preferred Stock was exchanged and such share of Series A-1 Preferred Stock thereafter accrue dividends as though such accrued but unpaid dividends had accrued originally on such Series A-1 Preferred Stock shares.

To date, the Board of Directors has not declared any dividends. At December 31, 2009, Cequent had cumulative accreted dividends on the Series A-1 Preferred Stock of $1,793,805 that represent dividends accrued on Series A Preferred Stock of $1,183,805 and $610,000 for the years ended December 31, 2009 and 2008, respectively.

Voting

The holders of each share of Series A-1 Preferred Stock have the right to one vote for each share of common stock into which such Series A-1 Preferred Stock could then convert. As long as any of the Series A-1 Preferred Stock is outstanding, the holders of a majority of Series A-1 Preferred Stock have the right, exclusively and as a separate class, to elect four members of Cequent’s Board of Directors.

Redemption

On each of the fourth, fifth and sixth anniversaries of the Series A-1 Preferred Stock issuance date, any holder of Series A-1 Preferred Stock may elect to redeem up to a maximum of 33%, 67% and 100%, respectively, of the holder’s shares of Series A-1 Preferred Stock at an amount per share equal to the Series A-1 Original Issue Price per share, plus all accrued but unpaid dividends on such share of Series A-1 Preferred Stock. The amount of the redemption is subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting Series A-1 Preferred Stock.

Cequent considers the Series A-1 Preferred Stock contingently redeemable as a result of the conversion feature and has therefore classified the Series A-1 Preferred Stock as equity in the balance sheet.

Cequent will accrete the Series A-1 Preferred Stock to its redemption value over the period from issuance to redemption, such that the carrying amounts of the Series A-1 Preferred Stock will equal the redemption amount at the earliest redemption date.

Demand registration and participation rights

At any time two years after the date of issuance, the holders of Series A-1 Preferred Stock, in the aggregate and forming at least a majority of total equity securities outstanding, had the right to request that Cequent file a qualified initial public offering (“IPO”). No such filing has occurred. The holders of Series A-1 Preferred Stock also have certain participation rights in future financings.

Participation rights

The holders of Series A-1 Preferred Stock have the right, for a period of thirty days following the delivery of an equity offering by Cequent, to purchase or acquire at a price and upon the other terms specified in the offer, up to said holder’s pro rata portion of the equity securities plus such additional

CEQUENT PHARMACEUTICALS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

portion of the securities up to the total of all of the holders of Series A-1 Preferred Stock pro rata portion of the equity securities offered for sale.

Common stock

The common stock confers upon its holders the right to receive dividends out of any assets legally available, when and as declared by the Board of Directors. The holders of the common stock have the right, exclusively and as a separate class, to elect one director. In addition, the holders of the common stock have the right to participate and vote in the general meeting of stockholders and in extraordinary meetings of Cequent in such manner that each share confers upon its holder one vote therein.

Restricted common stock

In March 2004, Cequent sold 918,253 shares of restricted common stock to its two founders for total proceeds of $2,250. Cequent sold 9,182 shares of restricted common stock to a consultant in January 2006 for total proceeds of $400. Following the termination of a founder’s employment, Cequent has the right to repurchase all unvested restricted shares at a price equal to the original purchase price. Cequent’s repurchase rights vary by each restricted stockholders’ respective agreement and also include vesting schedules of between three and four years. At December 31, 2009, there were no shares of restricted common stock subject to repurchase.

If a holder of restricted stock proposes to transfer shares that are no longer subject to repurchase by Cequent, then the holder shall give written notice to Cequent of the proposed transfer. For a specified period of time following the delivery of the request, Cequent shall have the option to purchase all, but not less than all, of the shares proposed for transfer at the price and upon the terms set forth in the transfer notice, as defined.

Other common stock issuances

In 2005, Cequent sold 103,048 shares of its common stock for proceeds of $4,489. In 2006, Cequent sold 1,368,910 shares of its common stock for proceeds of $4,687.

Licensing agreement

On December 30, 2004, Cequent entered into an exclusive licensing agreement with Beth Israel Deaconess Medical Center (“BIDMC”) for patented technology in the field of Bacterial-Mediated Gene Silencing and related methods of use. This agreement was amended on October 20, 2006. The amended agreement obligates Cequent to issue shares of common stock to BIDMC upon a Qualified Financing until BIDMC holds five percent of the issued and outstanding equity securities of Cequent as of the date of the Qualified Financing. Cequent’s obligation to issue additional shares of common stock ceased when the total equity financing reached $7,500,000. As of December 31, 2009, Cequent had Qualified Financing equal to $18,176,000, as a result of the Series A and Series A-1 Preferred Stock issuances. In the years ended December 31, 2007 and 2006, Cequent issued 78,947 and 437,059 shares of common stock to BIDMC with a fair value of $9,474 and $52,447, respectively, and recorded research and development expense in the same amounts upon issuance of the common stock. There was no additional stock issued to BIDMC in 2009 or 2008.

The licensing agreement contains a requirement that Cequent must file an IND application with the FDA by December 31, 2009 or Cequent will forfeit the exclusive use of the licensed technology. In compliance with the licensing agreement, Cequent filed its first IND application in November 2009.

CEQUENT PHARMACEUTICALS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

Treasury stock

In 2006, as a result of the death of one of Cequent’s founders, Cequent repurchased unvested shares of restricted stock. Cequent repurchased 86,090 shares at their original purchase price of $0.001 or $86. These shares were held in treasury in accordance with Delaware law until May 9, 2007 when Cequent returned the 86,090 shares to the status of authorized but unissued.

Stock option plan

In 2006, Cequent adopted the 2006 Stock Incentive Plan (the “Plan”). Under the Plan, the Board of Directors may grant options and establish the terms of each grant in accordance with provisions of the Plan. Plan options are exercisable for up to 10 years from the date of issuance.

As of December 31, 2009, the aggregate number of common shares which may be issued under the Plan was 15,673,052 shares. A summary of the activity under Cequent’s stock option plan is as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Months)	Aggregate Intrinsic Value
Outstanding at December 31, 2008	3,207,106	$0.118
Granted	435,000	$0.130
Exercised	—	—
Forfeited	(1,058,334)	0.126

Outstanding at December 31, 2009	2,583,772	$0.121	98	$3,568

Options exercisable at December 31, 2009	1,366,997	$0.116	114	$3,568

Reserved for future grants	11,990,834

Cequent recorded $21,247 and $36,262 as compensation expense in 2009 and 2008, respectively, for stock option awards granted to employees and consultants under the Plan. As of December 31, 2009, there was $47,680 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan which will be recognized over a weighted average period of approximately three years.

The weighted-average grant-date fair value of options granted during 2009 and 2008 was $0.07 and $0.04, respectively. As of December 31, 2009 no stock options have been exercised under the Plan.

The exercise prices for options granted in 2009 and 2008 were $0.13 and $0.12 per share, respectively.

Fair value was determined using the Black-Scholes option pricing model and the assumptions described in Note 2.

Included in the 1,368,910 shares of common stock sold in 2006 (see “Other Common Stock Issuances” above) were 1,098,446 shares of common stock issued under the Plan.

10.	DEFERRED REVENUE

Cequent entered into an exclusive option agreement with Novartis BioVentures Ltd., a related party, for an exclusive license. The option gives Novartis BioVentures Ltd. the right to enter into a Definitive Research

CEQUENT PHARMACEUTICALS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

and License Agreement for selected Cequent Modulators related to the Selected Target, as defined. Novartis BioVentures Ltd. paid a non-refundable fee of $1,250,000 and is obligated to make an additional non-refundable payment of $1,250,000 within thirty days of Cequent’s completion of a designated milestone. The option expires on the fifth anniversary of the agreement, June 13, 2012. On June 15, 2007, Cequent received the first payment and recorded the receipt as deferred revenue. On August 28, 2008, Cequent received the second payment and recorded the receipt as deferred revenue. Cequent is amortizing the payments to revenue over the life of the option. In the years ended December 31, 2009 and 2008, Cequent recognized revenue of $581,087 and $390,872, respectively, in connection with the agreement.

11.	COMMITMENTS

Cequent leases office space in Cambridge, Massachusetts under a lease agreement with a 39 month term commencing on March 1, 2007. This lease was amended in September 2007 to increase the square footage. The lease has escalating monthly payments over its life of between $20,201 and $21,267.

The aggregate future minimum lease payment under this lease is as follows:

Year Ending December 31,
2010	$106,335

Rent expense for operating leases with escalation provisions is recognized on a straight-line basis over the term of the lease. Total rent expense was $247,324 and $248,382 for the years ended December 31, 2009 and 2008, respectively.

12.	EMPLOYEE BENEFIT PLAN

In January 2007, Cequent adopted a 401(k) plan (the “Plan”) covering all employees. Employees must be 21 years of age in order to participate in the Plan. Under the Plan, Cequent may make matching contributions. In 2009 and 2008 Cequent incurred expenses of $37,892 and $37,157, respectively, in connection with the Plan.

13.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through April 12, 2010, which is the date the financial statements were available to be issued. Other than as discussed below there were no subsequent events that require adjustment to or disclosure in the financial statements.

Stock option and incentive stock

On February 5, 2010, pursuant to Cequent’s 2006 Incentive Stock Plan, Cequent granted to employees and consultants stock options for the purchase of 5,807,354 shares of Cequent’s common stock at an exercise price of $0.05 per share. Subject to the terms of the Plan and the stock option agreement, such options will become exercisable for 25% of the shares on the first anniversary of the vesting start date and thereafter for 1/48 (rounded up to the next whole number) of the shares on the same day of each month following the vesting start date set forth below until such options are fully exercisable and such options shall expire ten years from the date of grant.

In addition, Cequent reissued as Non-qualified Stock Options (NSO) certain Incentive Stock Options (ISO) for the purchase of 655,000 shares of Cequent’s common stock. The ISO’s were issued by Cequent prior to

CEQUENT PHARMACEUTICALS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2009 to certain individuals who have since converted in status from employees of Cequent to consultants. The previous vesting schedules of the ISO’s were preserved until their consulting agreements are terminated.

On March 18, 2010, pursuant to Cequent’s 2006 Incentive Stock Plan, Cequent granted to employees and consultants stock options for the purchase of 5,888,000 shares of Cequent’s common stock at an exercise price of $0.13 per share. Subject to the terms of the Plan and the stock option agreement, such options will become exercisable for 25% of the shares on the earlier of a Change of Control or the first anniversary of the vesting start date and thereafter for 1/48 (rounded up to the next whole number) of the shares on the same day of each month following the vesting start date set forth below until such options are fully exercisable and such options shall expire ten years from the date of grant.

Agreement and Plan of Merger

On March 31, 2010, Cequent entered into an Agreement and Plan of Merger (“Merger Agreement”) with MDRNA, Inc. (“MDRNA”), a leading RNAi-based drug discovery and development company, and with Calais Acquisition Corp. (“merger sub”), a wholly-owned subsidiary of MDRNA, pursuant to which merger sub would merge with and into Cequent, with Cequent surviving as a wholly-owned subsidiary of MDRNA. The transaction includes certain loan provisions that will fund MDRNA’s operations through the anticipated closing of the merger in early July 2010. (See below).

Under the terms of the Merger Agreement, each outstanding share of Cequent’s common stock will be exchanged for MDRNA common stock at an exchange ratio that implies a purchase price for Cequent’s common and preferred stockholders of approximately $44 million, plus an additional value of approximately $2 million to warrant and option holders, based on the 10 day Volume-Weighted Average Price (VWAP) of MDRNA shares on March 31, 2010. This represents an approximate 56% equity ownership in the consolidated entity for MDRNA stockholders and a 44% equity ownership for Cequent’s securityholders.

The Merger Agreement anticipates that the combined company will be headquartered in Bothell, Washington with offices in Cambridge, Massachusetts. RNAi drug discovery, research and biology will continue to be conducted at MDRNA’s R&D facility in Bothell while clinical operations will reside in Cambridge.

In connection with the execution of the Merger Agreement described above, MDRNA and Cequent entered into a Loan Agreement (the “Loan Agreement”), pursuant to which, among other things, Cequent shall extend one or more loans to MDRNA in the aggregate principal amount of up to $3,000,000 (the “Term Loans”) to fund MDRNA’s operations prior to the completion or closing of the merger. The Term Loans are evidenced by a secured promissory note issued by MDRNA to Cequent (the “Term Note”), which bears interest absent an event of default, at a rate of ten percent per annum. MDRNA will repay the principal and interest of the Term Loans in three equal consecutive monthly installments, commencing on August 15, 2010 and continuing on the 15th day of each month thereafter through and including October 15, 2010. Notwithstanding the foregoing, if the Merger is consummated prior to August 15, 2010, then, on the closing date of the Merger, MDRNA shall not owe to any third party any obligations with respect to the Term Loans, including, without limitation the then outstanding principal balance of the Term Loans and any interest then accrued but unpaid thereon. MDRNA may prepay any Term Loan in whole or in part without premium or penalty.

As consideration for the Loan Agreement, MDRNA agrees to issue to Cequent on the date of each Term Loan a five-year warrant to purchase shares of MDRNA’s capital stock with an exercise price subject to

CEQUENT PHARMACEUTICALS, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Continued)

adjustments as defined in the Merger Agreement. Each warrant is exercisable for a number of shares of MDRNA’s common stock equal to sixty-five percent (65%) of the principal amount of the Term Loan being made on such date divided by $1.1496 (subject to an equitable adjustment in the event of any stock split, stock dividend, stock combination or the like). The warrant cannot be exercised unless the Merger Agreement has been terminated, without the consummation of the transaction contemplated by the Merger Agreement. Upon the completion of the Merger Agreement the warrants will terminate and be invalid.

Preferred stock issuance

On April 8, 2010, pursuant to the Series A-1 Convertible Preferred Stock Purchase Agreement, Cequent issued 2,517,173 Series A-1 Convertible Preferred Stock for gross proceeds of $2,517,173.